Exhibit 99.1

New World Brands Unveils a New Logo, New Website

EUGENE, Ore.— October 23, 2007 — New World Brands (OTCBB:NWBD:OB) today unveiled a new logo and website (www.nwbtechnologies.com) as part of an overall strategic communications  plan aimed at streamlining information with its customers, vendors and shareholders.

New World Brands Family of Companies includes two main subdivisions, NWB Networks and  NWB Telecom.  The NWB Networks division manages the combined offerings of TELES USA, IP Gear and Qualmax, while the NWB Telecom division trades in wholesale telecom traffic.

In 2007, NWBD entered into a partnership with TELES Communications Systems, headquartered in Germany, and established TELES USA, the exclusive distributor of TELES in North America.   The mission of TELES USA is to introduce TELES products, including MCG and IP TDM soft switches, media gateways, access gateways, IMS networking and Prepaid applications to discerning business clients in the Americas.

Please meet us at VON Expo in Boston, 10/29/07 – 11/1/07 where our TELES USA division, along with our strategic partner TELES AG, will be introducing our combined product lines to our customers which include VoIP carriers, CLECS,  PTTs and mid- to large-sized enterprises.

About New World Brands

New World Brands is a global solutions provider synthesizing the wide-ranging proficiency of a VAR and the expertise of a service provider together with the cutting-edge mentality of an innovative research and development team.  Our multi-divisional approach is designed to help businesses deploy the most effective technologies available in the evolving IP marketplace.  For more information, please visit our website at www.nwbtechnologies.com.

Safe Harbor

We caution readers that this Report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, written, oral or otherwise, are based on the Company’s current expectations or beliefs rather than historical facts concerning future events, and they are indicated by words or phrases such as (but not limited to) “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “think,” “intend,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. Forward-looking statements in this release also include statements about business and economic trends. Many factors may cause our actual results to differ materially from those described in forward-looking statements, including without limitation those described under “Certain Risk Factors” in our Annual Report on Form 10-KSB, as filed with the SEC on April 17, 2007, and specifically including the risk that management’s assumptions and analysis of the potential market for existing and new products, and our competitive position in that market, prove untrue, and the risk that management will not be able to successfully address changing market conditions.

New World Brands, Inc. also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

Contact:
New World Brands
Tracy M. Habecker, PR, +1-866-782-5629
thabecker@nwbnetworks.com
www.nwbtechnologies.com
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Source: New World Brands